Exhibit 99.1

Date:	May 3, 2012
Contact:	Gregory P. Sargen Executive Vice President & CFO
Phone:	201-804-3055
Email:	gregory.sargen@cambrex.com
Release:	Immediate

CAMBREX REPORTS FIRST QUARTER 2012 RESULTS

East Rutherford, NJ – May 3, 2012 – Cambrex Corporation (NYSE: CBM) reports first quarter results for the period ended March 31, 2012.

Highlights

-	Reported sales increased by 14.4%, and excluding the impact of foreign currency, sales increased 16.7% compared to the first quarter of 2011.

-	EBITDA increased by 41% to $15.6 million in the quarter, compared to $11.0 million in the first quarter of 2011.

-	Debt, net of cash was $63.2 million at the end of the quarter, an improvement of $2.9 million during the quarter which includes a positive $0.6 million currency impact on foreign cash balances.

First Quarter of 2012 Operating Results – Continuing Operations
The Company has provided a reconciliation from GAAP amounts to non-GAAP amounts at the end of this press release.

Sales in the first quarter of 2012 of $70.6 million were 14.4% higher than the first quarter of 2011.  Foreign exchange unfavorably impacted sales by 2.3%.  The increase is primarily due to higher volumes of controlled substances and generic active pharmaceutical ingredients (“APIs”).

Gross margins in the first quarter of 2012 increased to 31.8% from 28.3% in the first quarter of 2011.  Excluding a favorable impact from foreign currency, first quarter of 2012 margins increased to 30.7%.  The increase is due to higher production volumes, leading to increased plant efficiencies.

Selling, General and Administrative Expenses in the first quarter of 2012 were $10.0 million compared to $9.1 million in the same period last year.  The increase is primarily the result of increased sales and marketing expenses, higher medical expenses and higher personnel related expenses.

Operating Profit increased to $10.1 million in the first quarter of 2012 from $5.3 million in the first quarter of 2011.  As described above, increased profits, primarily driven by higher sales volumes, were partially offset by lower pricing and slightly higher operating expenses.

Cambrex Corporation | One Meadowlands Plaza | East Rutherford, NJ 07073
Phone 201.804.3000 | Fax 201.804.9852 | www.cambrex.com

           Net Interest Expense increased to $0.7 million in the first quarter of 2012 from $0.6 million in the same period last year.  This increase is primarily due to higher average interest rates partially offset by lower average debt in the first quarter of 2012.  The average interest rate on debt was 2.0% in the first quarter of 2012 versus 1.6% in the first quarter of 2011.

Equity in Losses of Partially-Owned Affiliates includes $0.5 million and $0.4 million in the first quarters of 2012 and 2011, respectively, for the Company’s share of losses in Zenara Pharma, a pharmaceutical company focused on the formulation of finished dosage form products.  Cambrex owns a 51% stake in Zenara.  The Company’s share of Zenara’s losses includes $0.3 million of amortization expense in both first quarters of 2012 and 2011.  Equity in Losses of Partially-Owned Affiliates for the first quarter of 2012 also includes income of $0.3 million related to an investment in a European joint venture.

The Provision for Income Taxes totaled $2.2 million and resulted in an effective tax rate of 23.9% in the first quarter of 2012.  The Company’s effective tax rate has been and is expected to remain highly sensitive to the geographic mix of income due to the Company’s inability to recognize tax benefits where there has been a recent history of losses, primarily in the U.S.

Income from continuing operations for the first quarter of 2012 was $7.0 million or $0.24 per share compared to $2.9 million or $0.10 per share in the first quarter of 2011.

Capital expenditures and depreciation for the first quarter of 2012 were $2.6 million and $5.4 million, respectively, compared to $1.7 million and $5.6 million in the first quarter of 2011, respectively.

Steven M. Klosk, President and Chief Executive Officer, said, “We are very pleased with the strong sales and profit growth in the first quarter driven by most of our product categories.  The business generated significant volume increases in controlled substances and generic APIs and we continue to make progress with new product development programs to support future growth.”

Guidance – Continuing Operations

The Company continues to expect that full year 2012 sales, excluding the impact of foreign currency, will increase between 2% and 6% versus 2011, and that full year 2012 EBITDA, defined as operating profit plus depreciation and amortization expense, will be between $47 and $53 million.  EBITDA guidance is for continuing operations and excludes the impact of any M&A or restructuring activities.  The above guidance does not reflect Zenara, which is accounted for using the equity method, and as such is not consolidated into the Company’s results.  Cambrex’s income statement reflects 51% of Zenara’s net results within Equity in Losses of Partially-Owned Affiliates.  For 2012, the Company currently expects Zenara to have revenues in the low single digit millions and a small EBITDA loss.

Cambrex Corporation | One Meadowlands Plaza | East Rutherford, NJ 07073
Phone 201.804.3000 | Fax 201.804.9852 | www.cambrex.com

Capital expenditures are expected to be approximately $16 to $19 million and depreciation is expected to be $21 to $23 million in 2012.

The financial information contained in this press release is unaudited, subject to revision and should not be considered final until the Company’s first quarter 2012 Form 10-Q is filed with the SEC.

Conference Call and Webcast

The Conference Call to discuss first quarter results will begin at 8:30 a.m. Eastern Time on Friday, May 4, 2012 and last approximately 45 minutes.  Those wishing to participate should call 1-800-499-7921 for domestic and +1-719-325-2412 for international.  Please use the pass code 8201647 and call approximately 10 minutes prior to start time.  A webcast is available from the Investors section on the Cambrex website located at www.cambrex.com and can be accessed for 30 days following the conference call.  A telephone replay of the conference call will be available through Friday, May 11, 2012 by calling 1-888-203-1112 for domestic and +1-719-457-0820 for international.  Please use the pass code 8201647 to access the replay.

Forward Looking Statements

This document contains “forward-looking statements,” including statements regarding expected performance, especially those set forth under the heading “Guidance – Continuing Operations,” including the Company’s expectation that full year 2012 sales, excluding the impact of foreign currency, will increase between 2% and 6% versus 2011, that full year 2012 EBITDA will be between $47 and $53 million, that Zenara will have revenues in the low single digit millions and a small EBITDA loss, that capital expenditures will be approximately $16 to $19 million and that depreciation will be $21 to $23 million in 2012.  These statements may be identified by the fact that they use words such as “expects,” “anticipates,” “intends,” “estimates,” “believes” or similar expressions.  Any forward-looking statements contained herein are based on current plans and expectations and involve risks and uncertainties that could cause actual outcomes and results to differ materially from current expectations.  The factors described in Item 1A of Part I of the Company’s Annual Report on Form 10-K for the period ended December 31, 2011, captioned “Risk Factors,” or otherwise described in the Company’s filings with the Securities and Exchange Commission, as well as any cautionary language in the Company’s Annual Report on Form 10-K for the period ended December 31, 2011, provide examples of such risks and uncertainties that may cause the Company’s actual results to differ materially from the expectations the Company describes in its forward-looking statements.

Cambrex Corporation | One Meadowlands Plaza | East Rutherford, NJ 07073
Phone 201.804.3000 | Fax 201.804.9852 | www.cambrex.com

For further details and a discussion of these and other risks and uncertainties, investors are encouraged to review the Cambrex Annual Report on Form 10-K for the fiscal year ended December 31, 2011, including the Forward-Looking Statement sections therein, and other filings with the U.S. Securities and Exchange Commission.

About Cambrex
Cambrex Corporation is an innovative life sciences company that provides products, services and technologies to accelerate the development and commercialization of small molecule therapeutics.  We offer Active Pharmaceutical Ingredients (“APIs”), advanced intermediates and enhanced drug delivery products for branded and generic pharmaceuticals. Our development and manufacturing capabilities include enzymatic biotransformations, high potency APIs, high energy chemical synthesis, controlled substances and formulation of finished dosage form products.  For more information, please visit www.cambrex.com.

Cambrex Corporation | One Meadowlands Plaza | East Rutherford, NJ 07073
Phone 201.804.3000 | Fax 201.804.9852 | www.cambrex.com

CAMBREX CORPORATION
Statements of Profit and Loss
For the Quarters Ended March 31, 2012 and 2011
(in thousands, except per-share data)

	2012		2011
		% of		% of
	Amount	Sales	Amount	Sales

Gross Sales	$70,559		$61,654
Commissions, Allowances and Rebates	535		291
Net Sales	70,024		61,363

Other	204		(778)

Net Revenues	70,228		60,585

Cost of Goods Sold	47,800	67.7%	43,130	70.0%

Gross Profit	22,428	31.8%	17,455	28.3%

Operating Expenses
Selling, General and Administrative Expenses	9,960	14.1%	9,088	14.7%
Research and Development Expenses	2,358	3.3%	3,060	5.0%
Total Operating Expenses	12,318	17.5%	12,148	19.7%

Operating Profit	10,110	14.3%	5,307	8.6%

Other Expenses/(Income):
Interest Expense, net	651		573
Other Expenses/(Income), net	8		(3)
Equity in Losses of Partially-Owned Affiliates	208		364

Income Before Income Taxes	9,243	13.1%	4,373	7.1%

Provision for Income Taxes	2,205		1,518

Income from Continuing Operations	$7,038	10.0%	$2,855	4.6%

Loss from Discontinued Operations, Net of Tax	-		(146)

Net Income	$7,038	10.0%	$2,709	4.4%

Basic Earnings/(Loss) per Share of Common Stock:
Income from Continuing Operations	$0.24		$0.10
Loss from Discontinued Operations, Net of Tax	$-		$(0.01)
Net Income	$0.24		$0.09

Diluted Earnings/(Loss) per Share of Common Stock:
Income from Continuing Operations	$0.24		$0.10
Loss from Discontinued Operations, Net of Tax	$-		$(0.01)
Net Income	$0.24		$0.09

Weighted Average Shares Outstanding
Basic	29,602		29,448
Diluted	29,886		29,518

Cambrex Corporation | One Meadowlands Plaza | East Rutherford, NJ 07073
Phone 201.804.3000 | Fax 201.804.9852 | www.cambrex.com

CAMBREX CORPORATION
Consolidated Balance Sheets
As of March 31, 2012 and December 31, 2011
(in thousands)

	March 31,	December 31,
Assets	2012	2011

Cash and Cash Equivalents	$20,777	$31,921
Trade Receivables, net	39,216	36,510
Inventories, net	67,325	62,095
Prepaid Expenses and Other Current Assets	5,348	6,083
Total Current Assets	132,666	136,609

Property, Plant and Equipment, net	140,825	139,628
Goodwill	37,680	36,731
Intangible Assets, net	4,334	4,261
Investment in Partially-Owned Affiliates	15,563	15,090
Other Non-Current Assets	3,264	3,425

Total Assets	$334,332	$335,744

Liabilities and Stockholders' Equity

Accounts Payable	$21,635	$21,200
Accrued Expenses and Other Current Liabilities	37,312	37,933
Total Current Liabilities	58,947	59,133

Long-term Debt	84,000	98,000
Deferred Income Taxes	16,588	16,243
Accrued Pension and Postretirement Benefits	51,358	52,089
Other Non-Current Liabilities	9,909	9,938

Total Liabilities	$220,802	$235,403

Stockholders’ Equity	$113,530	$100,341

Total Liabilities and Stockholders’ Equity	$334,332	$335,744

Cambrex Corporation | One Meadowlands Plaza | East Rutherford, NJ 07073
Phone 201.804.3000 | Fax 201.804.9852 | www.cambrex.com

CAMBREX CORPORATION
Reconciliation of EBITDA
For the Quarters Ended March 31, 2012 and 2011
(in thousands)

	First Quarter 2012	First Quarter 2011

Operating Profit	$10,110	$5,307

Depreciation and Amortization	5,486	5,725

EBITDA	$15,596	$11,032

# # #

Cambrex Corporation | One Meadowlands Plaza | East Rutherford, NJ 07073
Phone 201.804.3000 | Fax 201.804.9852 | www.cambrex.com